CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Tanke Biosciences Corporation
(Formerly known as Greyhound Commissary, Inc.)

We consent to the use in the Prospectus constituting a part of this registration statement of our report dated December 30, 2010, relating to the consolidated financial statements of Guangzhou Tanke Industry Co., Ltd.. as of and for the years ended December 31, 2009 and 2008 and the unaudited financial statements as of September 30, 2010 and for the nine months ended September 30, 2010 and 2009.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

 /s/ Parker Randall CF

Parker Randall CF (H.K.) CPA Limited
Kowloon, Hong Kong

February 10, 2011